Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Stewart Enterprises Inc.’s Annual Report on Form 10-K for the year ended October 31, 2005. We also consent to the incorporation by reference of our report dated February 17, 2006 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
May 5, 2006

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